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                                                                     Exhibit 3.1

                    RESTATED CERTIFICATE OF INCORPORATION OF
                         ALABAMA NATIONAL BANCORPORATION

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                     Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

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         The undersigned, Alabama National BanCorporation (the "Corporation"), a
corporation existing under the laws of the State of Delaware, hereby certifies as follows:

         1.   The name of the Corporation is ALABAMA NATIONAL BANCORPORATION.

         2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 28, 1994.

         3. The Restated Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         4. The text of the Certificate of Incorporation is amended and restated in full to read as follows:

         FIRST.  The name of the Corporation is Alabama National BanCorporation.

         SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.


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         FOURTH.

         A. The total number of shares of stock which the Corporation shall have authority to issue is twenty-seven million six hundred thousand (27,600,000) shares, consisting of twenty-seven million five hundred thousand (27,500,000) shares of Common Stock, par value $1.00 per share (the "Common Stock"), and one hundred thousand (100,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

         B. Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors of the Corporation (the "Board of Directors"), each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular except that shares of any one series issued at different times may differ as the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such class or series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such class or series, including, but without limiting the generality of the foregoing, the following:

             (1) The distinctive designation of, and the number or shares of Preferred Stock, which shall constitute such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

             (2) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

             (3) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

             (4) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

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             (5) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

             (6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series; and

             (7) The voting powers, if any, of the holders of Preferred Stock of such class or series.

         C. Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

         D. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him.

         E. The term "Voting Stock" shall mean all stock of the Corporation which by its terms may be voted on all matters submitted to the stockholders of the Corporation.

         FIFTH. The number of Directors which shall constitute the whole Board of Directors shall be as determined from time to time by resolution and adopted by the affirmative vote of a majority of the Board of Directors, but shall not be less than three (3) or more than twenty (20) Directors; provided that the number of Directors shall not be decreased if such decrease would have the effect of shortening the term of an incumbent Director.

         SIXTH.

         A. No action shall be taken by stockholders of the Corporation except at an annual or special meeting of stockholders of the Corporation, and the right of stockholders to act by written consent in lieu of a meeting is specifically denied.

         B. The Board of Directors shall have concurrent power with the stockholders as set forth in this Certificate of Incorporation to adopt, amend, or repeal (collectively "Amend") the ByLaws of the Corporation. The Board of Directors may Amend the ByLaws of the Corporation upon the affirmative vote of the number of Directors which shall constitute, under the terms of the ByLaws, the action of the Board of Directors. The stockholders may amend the ByLaws of the Corporation upon the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the outstanding shares of the Voting Stock, voting together as a class.

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         SEVENTH. Whenever a compromise or arrangement is proposed between the
Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         EIGHTH. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a Director, except that a Director may be liable (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders,
(b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, as amended, or any successor provision thereto, and (d) for any transaction from which the Director derives any improper personal benefits. Neither the repeal or the modification of this Article EIGHTH nor the adoption of any provisions of the Certificate of Incorporation of the Corporation inconsistent with this Article EIGHTH shall adversely affect the rights of any Director of the Corporation with respect to any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such repeal, modification or adoption or an inconsistent provision.

         NINTH. When considering a merger, consolidation, business combination (as defined in Section 203 of the Delaware General Corporation Law) or similar transaction, the Board of Directors, committees of the Board of Directors, individual Directors and individual Officers may, in considering the best interests of the Corporation and its stockholders, consider the effects of any such transaction upon the employees, customers and suppliers of the Corporation, and upon communities in which offices of the Corporation are located, to the extent permitted by Delaware law.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, Alabama National BanCorporation has caused this
Restated Certificate of Incorporation to be signed by John H. Holcomb, III, its Chairman and Chief Executive Officer, this 2nd day of May, 2002.

                                     ALABAMA NATIONAL BANCORPORATION

                                     By:  /s/ John H. Holcomb, III
                                          ------------------------------------
                                          John H. Holcomb, III
                                          Chairman and Chief Executive Officer


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